UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

CAPITOL BANCORP LTD.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	38-2761672 (IRS Employer Identification No.)

Capitol Bancorp Center
200 Washington Square North, Lansing, Michigan 48933
(Address of Principal Executive Offices) (Zip Code)

CAPITOL BANCORP LTD.  2011 EQUITY INCENTIVE PLAN
(Full title of the plan)

Cristin K. Reid, Esq.
200 N. Washington Square
Lansing, Michigan 48933
 (Name and address of agent for service)

(517) 487-6555
(Telephone number, including area code, of agent for service)
___________________________
Copy to:

Phillip D. Torrence, Esq.
Honigman Miller Schwartz and Cohn, LLP
444 West Michigan Avenue
Kalamazoo, Michigan 49007-3714
(269) 337-7702

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock (no par value)	5,000,000	$0.13	$625,000.00	$71.63

(1)
Represents shares of Common stock issuable under the Capitol Bancorp Ltd. 2011 Equity Incentive Plan (the “Plan”), and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares that may become issuable under the Plan by reason of certain corporation transactions or events, including any stock split, stock dividend, reorganization or similar transactions that effect the stock such that an adjustment is appropriate to prevent dilution of the rights of the participants of the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee.  This registration fee has been calculated pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of Capitol Bancorp Ltd.’s common stock, on July 10, 2012, as reported by the OTC Markets Group, which was $0.13.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                Plan Information.*

Item 2.                                Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation by Reference.

The following documents filed by Capitol Bancorp Ltd. (“Capitol”) and the Plan with the Securities and Exchange Commission (“SEC”) are incorporated in this registration statement by reference:

(a)
Capitol’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012 (the “2011 Form 10-K”), pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”).

(b)	Capitol’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 3, 2012 and the quarter ended March 31, 2011, filed with the Commission on May 12, 2011.

(c)	Capitol’s Current Reports on Form 8-K and 8-K/A dated July 6, 2012, June 22, 2012, June 15, 2012, June 14, 2012, June 7, 2012, May 3, 2012, May 1, 2012, March 29, 2012 and January 20, 2012.

(d)
The description of Capitol’s common stock set forth under “Item 1. Description of Registrant’s Securities to be Registered” in its Registration Statement on Form S-18, Reg. No. 333-24728C, filed with the SEC on September 15, 1988, and Post Effective Amendment No. 1 to Form S-3, Reg. No. 333-41215 and 333-41215-01, filed by Capitol with the SEC on February 9, 1998.

All documents subsequently filed by Capitol or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                Description of Securities.

Not applicable.

Item 5.                                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                Indemnification of Directors and Officers.

Michigan Business Corporation Act.  Capitol is a Michigan corporation.  Sections 561 through 571 of the Michigan Business Corporation Act, as amended (the “MBCA”) contain provisions governing the indemnification of directors and officers by Michigan corporations. The MBCA provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of  nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorneys’ fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper.  To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys’ fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA.  The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two disinterested directors; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by interested directors, officers, employees or agents).  An authorization for payment of indemnification may be made by: (a) the board of directors by (i) a majority vote of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (ii) a majority vote of a committee of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote of 1 or more “independent directors” who are not parties or threatened to be made parties to the action, suit or proceeding, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors; or (b) the shareholders.

Under the MBCA, Capitol may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act.  A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct.  If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation’s articles of incorporation or bylaws or by agreement.  However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.  The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent and shall inure to the benefit of the heirs, personal representatives, and administrators of the person.

Capitol’s Articles of Incorporation and Bylaws.  Article VI of the Articles of Incorporation, as amended, of Capitol contains provisions authorizing indemnification  of  directors, officers, employees and agents of the registrant that are substantially similar to those set forth in the MBCA.  Article 9 of Capitol’s Bylaws contains provisions authorizing indemnification of directors, officers, employees and agents of Capitol to the fullest extent authorized or permitted by the MBCA.  The MBCA and Capitol’s Bylaws permit it to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Capitol, whether or not such liabilities would be within the above indemnification provisions.  Pursuant to such authority, Capitol maintains such insurance on behalf of its directors, officers, employees and agents.   Capitol’s Bylaws further provide for the advancement of litigation expenses under certain circumstances.

Item 7.                                Exemption from Registration Claimed.

Not applicable.

Item 8.                                Exhibits.

The following exhibits are filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

5.1	Opinion of General Counsel					†
10.1	Capitol Bancorp Ltd. 2011 Equity Incentive Plan	10-Q	001-31708	10.1	May 12, 2011
10.2	Stock Option Grant Notice Pursuant to the Capitol Bancorp Ltd. 2011 Equity Incentive Plan	10-Q	001-31708	10.2	May 12, 2011
10.3	Stock Option Grant Notice for Senior Management Pursuant to the Capitol Bancorp Ltd. 2011 Equity Incentive Plan	10-Q	001-31708	10.3	May 12, 2011
10.4	Restricted Stock Agreement Pursuant to the Capitol Bancorp Ltd. 2011 Equity Incentive Plan	10-Q	001-31708	10.4	May 12, 2011
10.5	Restricted Stock Unit Agreement Pursuant to the Capitol Bancorp Ltd. 2011 Equity Incentive Plan	10-Q	001-31708	10.5	May 12, 2011
10.6	Stock Appreciation Rights Agreement Pursuant to the Capitol Bancorp Ltd. 2011 Equity Incentive Plan	10-Q	001-31708	10.6	May 12, 2011
23.1	Consent of BDO USA, LLP					†
23.2	Consent of General Counsel (Included in Exhibit 5.1)					†
24.1	Power of Attorney (included after the signature of the Registrant contained in this Registration Statement)					†

† Filed herewith.

Item 9.                                Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto fully authorized, in the City of Lansing, State of Michigan on July 11, 2012.

CAPITOL BANCORP LTD. Registrant By: /s/ Joseph D. Reid Joseph D. Reid Chairman and Chief Executive Officer	By: /s/ Nicholas G. Hahn Nicholas G. Hahn Interim Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each of the undersigned whose signature appears below hereby constitutes and appoints Joseph D. Reid, severally, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on July 11, 2012, in the capacities indicated below.

/s/ Joseph D. Reid Joseph D. Reid, Chairman, Chief Executive Officer and Director	__________________________________ H. Nicholas Genova, Director
/s/ David O’Leary David O'Leary, Secretary and Director	/s/ Lewis D. Johns Lewis D. Johns, Director
_______________________________ Paul R. Ballard, Director	__________________________________ Michael L. Kasten, Vice Chairman and Director
/s/ Michael J. Devine Michael J. Devine, Director	/s/ Steven L. Maas Steven L. Maas, Director
_______________________________ James C. Epolito, Director	/s/ Calvin D. Meeusen Calvin D. Meeusen, Director
/s/ Gary A. Falkenberg Gary A. Falkenberg, Director	/s/ Lyle W. Miller Lyle W. Miller, Vice Chairman and Director
/s/ Joel I. Ferguson Joel I. Ferguson, Director	/s/ Myrl D. Nofziger Myrl D. Nofziger, Director
_______________________________ Kathleen A. Gaskin, Director	/s/ Cristin K. Reid Cristin K. Reid, Corporate President and Director

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5.1	Opinion of General Counsel
23.1	Consent of BDO USA, LLP
23.2	Consent of General Counsel (Included in Exhibit 5.1)
24.1	Power of Attorney (included after the signature of the Registrant contained in this Registration Statement)